AMENDED AND RESTATED
             SENIOR SUBORDINATED SECURED CONVERTIBLE PROMISSORY NOTE

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), NOR UNDER ANY STATE SECURITIES LAW AND SUCH SECURITIES MAY NOT BE PLEDGED, SOLD, ASSIGNED, HYPOTHECATED, OR OTHERWISE TRANSFERRED UNTIL (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAW OR (2) THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE COMPANY OR COUNSEL TO THE HOLDER OF SUCH SECURITIES, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE PLEDGED, SOLD, ASSIGNED, HYPOTHECATED, OR TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS.

$_______                                                  Waltham, Massachusetts
                                                                    May __, 2000

     FOR VALUE RECEIVED, Hemagen Diagnostics, Inc., a Delaware corporation with offices at 34-40 Bear Hill Road, Waltham, Massachusetts 02451 (the "Company"), and its subsidiary, Reagents Applications, Inc. a Delaware corporation with offices at 8225 Mercury Court, San Diego, California 92111, (collectively, the "Obligors"), jointly and severally promise to pay to the order of_______________ and its successors and assigns (the "Holder") at such place as the Holder may designate by written notice to the Company, in lawful money of the United States of America, the sum of _________________ dollars ($______) (the "Principal Amount") plus all accrued and unpaid interest on the outstanding Principal Amount at the rate of eight percent (8%) per annum. The Obligors shall pay accrued interest on the outstanding Principal Amount on a quarterly basis, commencing June 30, 2000, and on payment of the Principal Amount. All principal, premiums and interest are to be paid without setoff or counterclaim as set forth below. The Company further agrees as follows:

Section 1.   Engagement Agreement.

     This promissory note (the "Note") is being issued in connection with a letter agreement (the "Engagement Agreement") between the Company and Jesup & Lamont Securities Corporation, whereby Jesup & Lamont has agreed to act as placement agent in connection with a private offering (the "Offering") of a minimum of $4 million of units (the "Units"), each Unit consisting of a $500,000 Senior Subordinated Secured Convertible Note, 200,000 warrants to purchase common stock (the "Warrants") and 93,750 shares of the Company's common stock (the "Common Stock").

Section 2.   Payments.

     (a) Unless this Note shall be converted in accordance with the provisions of Section 7 or redeemed earlier in accordance with Section 2(b) hereof, the Principal Amount, together with the redemption premium described below, shall be due and payable on April 17, 2005.

     (b) At any time after the effective date of the registration statement covering the shares of Common Stock included in the Units, the Common Stock issuable upon conversion of the Note, the Warrants and the Common Stock underlying the Warrants, upon 20 business days' notice to the Holder specifying the date on which payment is to be made, the Obligors shall have the right to prepay this Note, in full, at any time in an amount equal to the unpaid Principal Amount plus all accrued but unpaid interest. If notice of prepayment is given as provided above, but the Obligors fail to prepay on the date specified, the Obligors shall be jointly and severally liable for the Principal Amount, plus all accrued interest to the date specified plus default interest from the date specified, at the rate of 12% per annum until this Note is paid in full. Notice of prepayment having been given, this Note shall nevertheless continue to accrue interest and to be convertible until paid in full.

     (c) The Obligors and the Holder intend that this Note comply with any applicable usury laws from time to time in effect. In furtherance thereof, the Obligors and the Holder stipulate and agree that none of the items and provisions contained in this Note shall be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the highest lawful rate under applicable law.

Section 3.  Representations, Warranties and Covenants of the Obligors.

     The Obligors represent, warrant and covenant to the Holder as follows:

     (a) Due Organization, etc. The Obligors are corporations duly organized, validly existing, and in good standing under the laws of the jurisdiction of their incorporation or organization.

     (b) Authority. The Obligors have all requisite corporate power and authority to own, lease, license and use their properties and assets and to conduct the business in which they are engaged. The Obligors have full power and authority to execute and deliver this Note and to grant the Security Interest (as defined herein) granted herein, and the execution and delivery by the Obligors of this Note, and the performance of their obligations hereunder, has been duly authorized by all necessary corporate or other action. This Note is the legal, valid and binding obligation of the Obligors enforceable against them in accordance with the terms hereof.

     (c) Qualification. The Obligors are each duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction wherein the nature of the business transacted by them or the nature of the property owned or leased by them makes such licensing or qualification necessary, the failure of which would have a material adverse effect on the business, operations, properties or condition (financial or otherwise) of the Obligors.

     (d) Capitalization. As of April 15, 2000, the Company's authorized capital stock consisted of 30,000,000 shares of common stock, $.01 par value per share (the "Common Stock") and 1,000,000 shares of preferred stock, $.01 par value per share, of which approximately 8,259,790 shares of Common Stock were issued and outstanding (excluding 4,890,145 shares issuable upon the exercise of outstanding options and warrants). As of April 15, 2000, except for the Company's 2,900,281 outstanding warrants exercisable at $2.75 per share, 1,989,864 shares issuable upon exercise of outstanding options at prices ranging from $0.97 to $2.19 per share, and the shares issuable to the placement agent pursuant to the Offering, there were no other outstanding subscriptions, options, warrants rights, pre-emptive rights or other contracts, commitments, undertakings or arrangements, including any right of conversion or exchange under any outstanding security, promissory note, (other than Notes and Warrants to be issued to other investors in the Offering), instrument or option (collectively "Options "), obligating the Obligors to issue or sell any share of its capital stock or grant, extend or enter into any Option.

     (e) No Dividends, Redemptions. The Company will not (i) declare or pay any dividend or make any other distribution on any equity securities of the Company, except dividends or distributions payable in equity securities of the Company or
(ii) purchase, redeem or otherwise acquire or retire for value any equity securities of the Company.

     (f) Related Transactions. The Obligors will not, without the prior written consent of the Majority Holders (as hereinafter defined), engage in any transaction of any kind or nature with any affiliate of the Obligors unless such transaction, or in the case of a course of related or similar transactions or continuing transactions, is or are upon terms which are fair to the Obligors, as the case may be, and which are reasonably similar to, or more beneficial to the Obligors than the terms deemed likely to occur in similar transactions with unrelated persons under the same circumstances.

     (g) No Liens. The Obligors shall not, without the prior written consent of the Holders of at least a majority of the outstanding Principal Amount on all of the Notes issued pursuant to the Offering ("Majority Consent") create, incur, assume or suffer to exist (collectively, "incur") any mortgage, pledge, security interest, assignment, lien (statutory or other), claim, encumbrance of any kind, license or sublicense or security interest (collectively, "Lien") in or upon any of the Collateral (as defined herein), except for (1) liens for taxes, assessments or similar charges incurred in the ordinary course of business that are not yet due and payable; (2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent, (3) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, (4) easements, rights-of-way, encroachments, leases, royalties, restrictions and other similar title exceptions or encumbrances provided such do not, in the aggregate, materially interfere with the ordinary conduct of business of Obligors or materially reduce or impair the value of the real estate so encumbered, (5) Liens granted to the Holders of Notes issued pursuant to the Offering, (6) Liens securing any conditional sales agreements, security agreements, equipment leases in the nature of title retention agreements or security agreements or other similar title retention agreements entered into by Obligors on, prior to the date hereof or after the date hereof in order to secure the payment of the purchase price of any equipment purchased, leased or otherwise acquired by Obligors for use in the ordinary course of its business having aggregate cost of less than $100,000, (7) Liens granted to (i) a lender pursuant to or with respect to a revolving credit facility of up to $1 million to be entered into by the Obligors, or (ii) secure indebtedness incurred by Obligors if the proceeds of which are used to prepay any Note issued pursuant to the Offering, which such indebtedness shall be senior in right of payment and preference to this Note ("Take-out Indebtedness ") and (8) Liens listed on
Schedule 3(p) hereof.

     (h) Indebtedness. Except for the indebtedness incurred to financial institutions and other individuals listed and described on Schedule 3(h) annexed hereto, the Obligors do not have any outstanding indebtedness (outside of the ordinary course of business). The Obligors shall not at any time create, incur or assume, or become or be liable in respect of, any indebtedness, other than
(1) indebtedness arising under this Note and the other notes issued in the Offering, (2) extensions of trade debt in the ordinary course of business, (3) indebtedness secured by Liens permitted by Section 3(g), (4) subordinated indebtedness other than the existing subordinated indebtedness as described on
Schedule  3(h)  annexed  hereto in an aggregate  principal  amount not to exceed
$4,000,000 at any one time outstanding for the purpose of financing an acquisition by an Obligor of the business of another person.

     (i) Maintenance of Collateral. The Obligors will maintain the Collateral (as hereinafter defined) in good operating condition and repair.

     (j) Sale or Disposition. The Obligors will not sell, contract for sale or otherwise dispose of any of the Collateral or any interest therein except as provided in paragraph (t) in this Section 3.

     (k) Taxes. The Obligors will pay promptly when due all taxes due from them, except for taxes and assessments which are being contested in good faith.

     (l) Further Assurances. The Obligors will promptly execute and deliver to the placement agent of the offering as agent for the Holders such financing statements, certificates, notices and other documents or instruments as may be necessary to enable the placement agent to perfect or from time to time perfect, renew or continue the Security Interest granted herein for the benefit of the Holders of the Notes, including, without limitation, such financing statements, certificates and other documents as may be necessary to perfect a security interest in any additional Collateral hereafter acquired by the Obligors or in any replacements or proceeds thereof. The Obligors hereby authorize placement agent to take all action (including, without limitation, the filing of any Uniform Commercial Code Financing Statements or amendments thereto without the signature of the Obligors or the notification of any account debtor or payor) that Holder may deem necessary or desirable to perfect or otherwise protect the Security Interest described hereunder and to obtain the benefits of this Note.

     (m) No Conflict. Except as provided on Schedule 3(m) which is annexed hereto, the Obligors are not in default under any indenture, mortgage, deed of trust, agreement or other instrument to which they or either of them is a party or by which they or any of their assets may be bound; and (ii) the execution and delivery of this Note and compliance with the provisions hereof shall not violate any provision of law applicable to the Obligors; nor shall the same conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, the certificate of incorporation or by-laws of either of the Obligors, or result in the breach of, constitute any default under, or conflict with the terms of any indenture, mortgage, agreement or other instrument to which the Obligors are party or by which they or any of their assets may be bound or result in the creation or imposition of any Lien upon any of the Collateral, other than for the Security Interest granted pursuant to the Notes issued in connection with the Offering.

     (n) Consents. No consent, approval, order, authorization of, or registration, qualification or filing with, any governmental authority or any other party is required on the part of the Obligors in connection with the execution and delivery of this Note, the granting of the Security Interest granted herein, and the performance and consummation of the transactions contemplated hereby, other than (i) such consents that have been obtained and
(ii) the filing of any financing statement or similar instrument that is required to perfect Holder's Security Interest.

     (o) Litigation. There are no suits, proceedings or investigations pending or, to the Obligors' knowledge, threatened, against either of the Obligors which questions the validity of this Note or which, individually or in the aggregate, if determined adversely, would have a material adverse effect on the Collateral or the business, operation or condition (financial or otherwise) of either of the Obligors.

     (p) Title. Except as otherwise disclosed in Schedule 3(p) which is attached hereto, the Obligors are the sole owners of, and have good title to, the Collateral, free and clear of any Lien, except for the Security Interest granted hereby and there is no financing statement or similar filing now on file in any public office covering any material part of the Collateral.

     (q) Locations. The chief executive offices of the Obligors is located at the addresses set forth above. All inventory and equipment held on the date hereof by the Obligors is located at one of the locations shown on Schedule 3(q) hereto.

     (r) Use of Proceeds. The Obligors shall use the proceeds of the loan evidenced by this Note solely to repay its existing bank indebtedness, and all accrued unpaid interest thereon of $3,896,140.27, owed to Fleet National Bank (the "Fleet Credit Line") and for general working capital purposes. In no event shall any portion of the proceeds of the loan evidenced hereby be used for the repayment of any indebtedness of the Obligors other than the Fleet Credit Line.

     (s) Ordinary Course. While all or any portion of this Note is outstanding, the Obligors shall conduct their operations according to the ordinary and usual course of the business consistent with past practice, to preserve intact their present business organization and structure, to keep available the services of their present officers, agents and employees, to preserve and maintain their assets and the goodwill of the business and to preserve their relationships with employees, customers and others having business dealings with them and not to enter into, amend, modify, terminate, renew, extend, or waive any existing material right under any material agreements of the Obligors.

     (t) Limitation on Disposition of Assets. No Obligor shall sell, lease, transfer or otherwise dispose of any of its property, business, assets or shares of capital stock or other equity securities in a subsidiary, except to an Obligor, except for bona fide sales of inventory in the ordinary course of business and dispositions of obsolete equipment in the ordinary course of business, unless (1) the consideration received is in cash and at least equal to the fair market value of such assets or (2) the aggregate market value of assets sold or otherwise disposed of in any series of transactions does not exceed One Hundred Thousand Dollars ($100,000).

     (u) Subsequent Transactions. Notwithstanding Section 2(b), while all or any portion of this Note is outstanding, the Obligors shall:

          (i) use 50% of the net proceeds from funds received by either or both of the Obligors from the exercise of outstanding options or warrants, provided such funds, in the aggregate, exceed $1 million;

          (ii) use 100% of the net proceeds from all sales of assets (excluding sales of inventory and obsolete equipment in the ordinary course of business) exceeding $100,000, at fair market value and for cash; and

          (iii) 50% of the net proceeds from the sale of [Raichem] received by either or both of the Obligors to reduce the outstanding Principal Amount and accrued and unpaid interest due on the Notes held by investors in the Offering on a pro rata basis.

     Any reduction in Principal Amount or the accrued and unpaid interest on the Notes made pursuant to this Section 3(u) shall be made on or before the 30th day after the date Company receives any funds listed above.

     Notwithstanding the foregoing, all secured debt raised by the Obligors subsequent to the date hereof shall be used to repay the Principal Amount and accrued and unpaid interest on the Note, provided, however, that the Obligors shall not be obligated to use any portion of any secured debt of up to $1 million that is raised by Obligors in connection with a revolving credit line.

     (v)  Reports.  The Common  Stock of the Company is  registered  pursuant to
Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Company has filed all reports and other documents required to be filed by it with the Securities and Exchange Commission pursuant to the reporting requirements of the Exchange Act. The Obligors covenant that the Company shall file such reports and other documents required to be filed by it with the Securities and Exchange Commission on a timely basis, and it will provide the placement agent of the Offering and the Holders of the Notes with copies of such reports and other documents, until such time as the later of the repayment, in full, of all of the Principal Amount and accrued and unpaid interest thereon, or the sale of all of the Common Stock issuable upon conversion of the Notes.

     (w) Reservation of Common Stock. There have been reserved and the Obligors shall at all times keep reserved, out of the authorized but unissued Common Stock of the Company free from any preemptive rights, rights of first refusal or other restrictions (other than pursuant to the Act), a number of shares of Common Stock sufficient to provide for the rights of Holders to convert the Notes. Once delivered upon valid conversion of the Notes, any shares of the Common Stock will be valid, fully-paid and non-assessable. The transfer agent, if any, for the Common Stock, and every subsequent transfer agent for any Common Stock issuable upon the exercise of any of the rights of conversion as set out in this Note, shall be irrevocably authorized and directed at all times to reserve such number of authorized Common Stock as shall be requisite for such purpose. The Obligors shall keep a copy of this Note on file with any transfer agent for the Common Stock and with every subsequent transfer agent for the Common Stock issuable upon the exercise of the rights of conversion represented by this Note. Any transfer agent for the Common Stock and any successor transfer agent for the Common Stock is hereby irrevocably authorized to cause to be issued from time to time the share certificates required to honor this Note upon its conversion in accordance with the terms hereof. The Obligors shall supply any such transfer agent with duly executed share certificates for such purpose.

Section 4.   Security Interest.

     (a) Subject to paragraph (b) in this Section 4, the Obligors hereby grant to the Holder a first priority security interest in and lien on (the "Security Interest") the Collateral to secure performance and payment of (i) this Note, and (ii) all other obligations and indebtedness of the Obligors to Holder hereunder, of whatever kind and whenever or however created or incurred, whether absolute or contingent, matured or unmatured, direct or indirect (all of the foregoing being the "Secured Indebtedness"). The Security Interest granted herein shall continue in full force and effect until, and Holder shall release the Security Interest when, all of the Secured Indebtedness has been discharged or converted into Common Stock in accordance with the terms hereof.

     (b) The Secured Indebtedness shall be secured by the Security Interest in the Collateral, and shall be senior to all other indebtedness of the Obligors. Notwithstanding the foregoing, the Security Interest shall be subordinate to (i) the Security Interest on any Collateral granted in connection with the Fleet Credit Line; (ii) one revolving line of bank credit that is equal to or less than $1 million, and (iii) any secured financing that is greater than $2 million, provided that (A) the Obligors provide the Holder 20 business days' written notice of such secured financing, and (B) all of the funds raised in connection with such secured financing shall be used to reduce, on a pro rata basis, the Principal Amount and accrued and unpaid interest owed on the Notes.

     (c) As used herein, the term "Collateral" shall mean and include all of the Obligors' right, title and interest in and to all real, tangible and intangible property of the Obligors whether now or hereafter existing, of every kind and description, now owned or hereafter acquired and wherever located and the proceeds (including any insurance proceeds), products and accessions of and to any thereof, and all books and records pertaining to all of the foregoing, all of which are and shall at all times be and remain, free and clear of any and all Liens except for any Lien in connection with the indebtedness listed in the second sentence of Section 4(b).

Section 5.   Events of Default.

     It shall be an event of default ("Event of Default") with respect to this Note upon the occurrence and, where applicable, continuation uncured, of any of the following events:

     (a) Default in Payment, etc.

          (i) a default in the payment of (A) the Principal Amount or (B) quarterly interest payment on this Note, when and as the same shall become due and payable, either by the terms hereof or upon redemption or otherwise, which default in the case of clause (B) of this Section 5(a)(i) shall continue uncured for a period of seven (7) days after receipt by the Obligors of written notice of such default; or

          (ii) a default in the performance, or breach, of any representation, warranty or covenant of the Obligors in this Note and (to the extent such default or breach can be cured) the continuance of such default or breach uncured for a period of seven (7) days after receipt by the Obligors of written notice as to such breach.

     (b) Bankruptcy, Insolvency, etc. Either of the Obligors becoming insolvent (however defined or evidenced) or the entry of a decree or order by a court having jurisdiction adjudging either of the Obligors bankrupt or insolvent, or approving a petition seeking reorganization, arrangement, adjustment, or composition of or in respect of either of the Obligors, under federal or other applicable bankruptcy law, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency, dissolution, liquidation or other similar law, or the commencement by either of the Obligors of a voluntary case under federal or other applicable bankruptcy law, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency, dissolution, liquidation or other similar law, or the consent by either of the Obligors to the institution of bankruptcy, dissolution, liquidation or insolvency proceedings against it, or the filing by either of them of a petition or answer or consent seeking reorganization or relief under federal or other applicable bankruptcy law or any other applicable federal, state or other law, or the consent by either of them to the filing of such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, or similar official, of either of them or of any substantial part of either of their property, or the making by either of them of an assignment for the benefit of creditors, or the admission by either of them in writing of the inability to pay their debts generally as they become due, or the taking of corporate action by either of the Obligors in furtherance of any such action.

     (c) Involuntary Bankruptcy. A proceeding or case being commenced, without the application or consent of one or more of the Obligors in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of such Obligor, or of all or any substantial part of its property or (iii) similar relief in respect of such Obligor under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case continuing undismissed, or an order, judgment or decree approving or ordering any of the foregoing being entered and continuing unstayed and in effect, for a period of 60 or more days; or an order for relief against one or more of the Obligors being entered in an involuntary case under the U.S. Bankruptcy Code.

     (d) Default on Other Indebtedness. The default in payment of principal of or interest on any other indebtedness for borrowed money owed by the Obligors or default in the performance or observance of the terms of any instrument pursuant to which such indebtedness was created or secured, the effect of which default is to cause any holder of any such indebtedness to cause, or (with the giving of any notice or the lapse of any time) to permit the holder or holders of such indebtedness to cause the same to become due or prepaid in full prior to its stated maturity.

Section 6.  Remedies Upon Default.

     (a) Acceleration and Penalty Interest. Upon an Event of Default specified in Section 5(a), Section 5(c) or Section 5(d), and at any time during the continuation thereof, the Holder, by notice given to the Obligors, may declare the entire unpaid Principal Amount, and, if applicable, redemption premium, of this Note then outstanding to be due and payable immediately, and upon any such declaration the same shall, together with accrued interest thereon and all other obligations of the Obligors accrued hereunder and under the Subscription Agreement, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor. Upon an Event of Default specified in Section 5(b), the entire unpaid Principal Amount, and, if applicable, redemption premium, of this Note then outstanding shall automatically become due and payable immediately, together with accrued interest thereon and all other obligations of the Obligors accrued hereunder and under the Subscription Agreement, without presentment, demand, protest or notice of any kind, all of which are hereby waived by each Obligor. After acceleration and until the Principal Amount and all accrued and unpaid interest is paid pursuant to this
Section 6(a), interest shall accrue on the unpaid Principal Amount and on the accrued and unpaid interest on the Note up to and including the date of the Event of Default at the rate of 12% per annum.

     (b) Remedies Regarding Security Interest in Collateral. Upon the occurrence of any Event of Default, the Holder, together with Holders of at least a majority of the Principal Amount of Notes issued pursuant to the Offering (the "Majority Holders") shall have the following additional rights and remedies, provided such rights and remedies shall be enforced on behalf of the Majority Holders solely by a representative (the "Representative") of Jesup & Lamont Securities Corporation, such Representative to be identified by written notice to the Obligors:

          (i) All rights and remedies provided by law, including, without limitation, those provided by the Uniform Commercial Code as in effect in the State of Massachusetts from time to time (the "UCC").

          (ii) The right to take possession of the Collateral and, in addition thereto, the right to enter upon any premises on which the Collateral or any part thereof may be situated, without notice, and remove the same therefrom. Representative may require the Obligors to make the Collateral (to the extent the same is moveable) available to the Representative at a place to be designated by the Representative which is reasonably convenient to both parties at the Obligors' expense. Unless the Collateral threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Representative will give the Obligors at least two
     (2) days' prior written notice at the address of the Obligors set forth above (or at such other address or addresses as the Obligors shall specify in writing to the Representative) of the time and place of any public sale thereof or of the time after which any private sale or any other intended disposition thereof is to be made. Any such notice shall be deemed to meet any requirement hereunder or under any applicable law (including the UCC) that reasonable notification be given of the time and place of such sale or other disposition. After deducting all costs and expenses of collection, storage, custody, sale or other disposition and delivery (including reasonable legal costs and attorneys' fees, expenses and disbursements) and all other reasonable charges against the Collateral, the remaining proceeds of any such sale or disposition shall be applied to the payment of the Secured Indebtedness in such order of priority as the Representative shall determine and any surplus shall be returned to the Obligors or to any person or party lawfully entitled thereto. In the event the proceeds of any sale, lease or other disposition of the Collateral hereunder are insufficient to pay all of the Secured Indebtedness in full, the Obligors will be liable for the deficiency, together with interest thereon at the highest rate of interest provided in this Note, and the costs and expenses of collection of such deficiency, including (to the extent permitted by law), without limitation, reasonable attorneys' fees, expenses and disbursements.

     (c) Proceedings and Actions. During the continuation of any Event of Default, the Holder may institute such actions and proceedings in law or equity as it shall deem expedient for the protection of its rights and may prosecute and enforce its claims against all assets of the Obligors, and in connection with any such action or proceeding shall be entitled to receive from the Obligors payment of the Principal Amount of this Note plus any accrued and unpaid interest, to the date of payment plus reasonable expenses of collection including, without limitation, reasonable attorneys' fees and expenses. All rights and remedies available to the Holder pursuant to the provisions of this Note, applicable law and otherwise are cumulative, not exclusive and are enforceable alternatively and/or concurrently.

Section 7.   Conversion of the Note.

     At the option of the Holder, all or any portion of the outstanding Principal Amount, plus all accrued and unpaid interest on the Note, shall be convertible into shares of Common Stock at a conversion price of $2.50 per share (the "Conversion Price"), provided, that the Holder shall not, on any one occasion, convert an amount that is less than $25,000. On the last day (the "Reset Date") of the sixth month following the effectiveness of the registration statement (the "Registration Statement") that is to be filed by the Obligors covering the shares of Common Stock issued as part of the Units and the Common Stock issuable upon conversion of the Notes underlying the Units, the Conversion Price shall be adjusted to equal the lesser of (i) the Conversion Price or (ii) the average closing bid price for the Common Stock as reported by the Nasdaq SmallCap Market for the twenty trading days prior to the Reset Date; provided, however, that the adjusted Conversion Price shall not be less than $2.00 per share.

     Notwithstanding the foregoing, if after the effective date of the Registration Statement (the "Effective Date") the closing bid price for the Common Stock, as reported by the Nasdaq SmallCap Market, has exceeded $4.50 for ten consecutive trading days, the Obligors, at its sole discretion, upon ten days written notice to the Holder, may require the Holder to convert the outstanding Principal Amount, plus all accrued and unpaid interest on the Note at the Conversion Price in effect on the date of such conversion (the "Forced Conversion"). The officers, directors and affiliates of the Obligors who have purchased units in the Offering and are Holders of Notes (the "D&O Investors") shall only be subject to a Forced Conversion to the extent that such Forced Conversion does not cause a "short swing profit" violation as provided in
Section 16(b) of the Securities Exchange Act of 1934.

     Pursuant to a Subscription Agreement, dated of even date herewith, between the Holder and the Obligors, the Obligors agree to use their best efforts to file the Registration Statement, within 45 days of the closing of the Offering, relating to the Common Stock included in the Units and the Common Stock issuable upon conversion of this Note. In the Subscription Agreement, the Obligors covenant to the Holder to cause such Registration Statement to become effective within 120 days of the closing of the Offering. The Obligors have agreed to pay the Holder a penalty equal to one percent (1%) of the Principal Amount of the Note per month for (i) each month after the 45 day period listed above that the registration has not been filed with the S.E.C.; and (ii) each month after the 120 day period listed above that the registration statement has not been declared effective, provided, that the Company shall not be obligated to pay more than 10% of the Principal Amount per annum.

     In the event of a split, subdivision or combination or similar transaction in the Company's Common Stock, or the issuance of a dividend consisting of the Company's Common Stock, the Conversion Price shall be proportionally increased or decreased, as the case may be. Additionally, in the event of any reclassification, consolidation, merger or sale of substantially all of the Company's assets or similar transaction, the Holder shall be entitled to receive upon conversion the kind and number of shares of stock and other securities and property receivable upon such transaction as if the Holder were the owner of the Common Stock issuable hereunder immediately prior to any such event at the Conversion Price in effect on the date of the closing of such transaction.

Section 8.   Restrictions on Transfer.

     The Holder acknowledges that it has been advised by the Company that this Note, or the shares of Common Stock issuable upon conversion of this Note (collectively, the "Securities") have not been registered under the Securities Act of 1933, as amended (as amended, the "Act"), that the Securities are being issued on the basis of the statutory exemption provided by section 4(2) of the Act and/or Regulation D promulgated thereunder relating to transactions by an issuer not involving any public offering. The Holder acknowledges that it has been informed by the Company of, or is otherwise familiar with, the nature of the limitations imposed by the Act and the rules and regulations thereunder on the transfer of Securities. In particular, the Holder agrees that no sale, assignment, or transfer of the Securities shall be valid or effective, and the Obligors shall not be required to give any effect to any such sale, assignment, or transfer, unless (i) the sale, assignment, or transfer of the Securities is registered under the Act, it being understood that the Securities are not currently registered under the Act and that the Obligors have no obligation or intention to register the Note, or (ii) the Securities are sold, assigned, or transferred in accordance with all the requirements and limitations of Rule 144 under the Act, it being understood that Rule 144 is not available at the present time for the sale of the Note and that there can be no assurance that Rule 144 sales will be available at any time in the future, or (iii) such sale, assignment, or transfer is otherwise exempt from registration under the Act. The Holder and each transferee hereof further agrees that if any distribution of the Securities is proposed to be made by them otherwise than by delivery of a prospectus meeting the requirements of Section 10 of the Act, such action shall be taken only after submission to the Obligors of an opinion of counsel, reasonably satisfactory in form and substance to the Obligors' counsel, to the effect that the proposed distribution will not be in violation of the Act or of applicable state law. Furthermore, it shall be a condition to the transfer of the Note that any transferee thereof deliver to the Company his written agreement to accept and be bound by all of the terms and conditions contained in this Note.

Section 9.   Miscellaneous.

     (a) This Note may be altered only by prior written agreement signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought. This Note may not be modified by an oral agreement, even if supported by new consideration.

     (b) Notwithstanding anything provided herein, Holder may assign this Note in whole or in part to one or more officers or partners of Holder. The obligations under this Note may not be assigned by the Obligors without the prior written consent of the Holder (or all of the Holders). The covenants, terms and conditions contained in this Note apply to and bind the heirs, successors, executors, administrators and assigns of the parties.

     (c) Upon receipt by the Obligors of evidence reasonably satisfactory to the Obligors of the loss, theft, destruction or mutilation of this Note, and of indemnity or security reasonably satisfactory to the Obligors, and upon reimbursement to the Obligors of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Note, if mutilated, the Obligors will make and deliver a new Note of like tenor and of the same series, in lieu of this Note.

     (d) This Note constitutes a final written expression of all of the terms of the agreement between the parties regarding the subject matter hereof, and supersedes all prior agreements, understandings, and representations between the parties (except the Engagement Agreement, the Subscription Agreement and the Warrant Agreement). If any provision or any word, term, clause, or other part of any provision of this Note shall be invalid for any reason, the same shall be ineffective, but the remainder of this Note shall not be affected and shall remain in full force and effect.

     (e) This Note shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its conflicts of law principles. The Company agrees that any dispute or controversy arising out of this Note shall be adjudicated in a court located in New York City, and hereby submits (on its behalf and on behalf of Subsidiary) to the exclusive jurisdiction of the courts of the State of New York located in New York, New
York, and of the federal courts in the Southern District of New York, and irrevocably waives any objection it now or hereafter may have respecting the venue of such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum, and consents to the service of process in any such action or proceeding by means of registered or certified mail, return receipt requested, to the address set forth below.

     (f) All notices, consents, or other communications provided for in this Note or otherwise required by law shall be in writing and delivered by first class mail, and will be deemed to have been given or delivered on the date such notice, purchase price or other communication is so delivered, and, if to the Company, it will be addressed to the address specified above, and if to the Holder, it will be addressed to the registered Holder at his address as it appears on the books of the Corporation.

     Such addresses may be changed by notice given as provided in this subsection. Notices shall be effective upon the date of receipt; provided, however, that a notice (other than a notice of a changed address) sent by first class mail shall be presumed received no later than three (3) business days following the date of sending.

IN WITNESS WHEREOF, the Company has executed this Note effective as of the date first set forth above.

                            HEMAGEN DIAGNOSTICS, INC.



                            By:_________________________________
                               Name:
                               Title:

                           REAGENTS APPLICATIONS, INC.



                            By:_________________________________
                               Name:
                               Title:

                              NOTE CONVERSION FORM

To:  Hemagen Diagnostics, Inc. and Reagents Applications, Inc.

         The undersigned irrevocably elects to convert:

                           [  ]     ALL, or
                           [  ]     $_____________

of the accrued and unpaid interest and principal owed on the Senior Subordinated Secured Convertible Promissory Note (the "Note") which is attached hereto. The undersigned requests that the certificates representing the shares of common stock as to which this Note is being converted (the " Conversion Shares")be registered as follows and requests Hemagen Diagnostics, Inc. to so cause the registration thereof:

Name:__________________________________________________________________________
Social Security or Employer Identification Number:_____________________________ Address:_______________________________________________________________________
Deliver to:____________________________________________________________________
Address:_______________________________________________________________________

     If only a portion of the principal amount and accrued and unpaid interest owed on the Note is converted, please issue a new Note for the balance of the unpaid principal amount and accrued and unpaid interest owed on the Note to the registered holder thereof and deliver it to the undersigned at the following address:

Address:_________________________________________________________________


Date:  _______________, 20 __

         _________________________________________________
         (Signature must conform to the name of the holder of the Note specified on the face of the Note)

                                  SCHEDULE 3(h)

                              EXISTING INDEBTEDNESS

Fleet Bank Boston Revolving Line of Credit, Balance as of April 17, 2000 was $3,896,540.27

Dade Behring, Inc. Unsecured Promissory Note in the amount of $1,250,000 due September 1, 2000.

                                  SCHEDULE 3(m)

                             DEFAULT OF INDEBTEDNESS

The Company was in default of its Financial Covenants regarding the Revolving Line of Credit as of April 14, 2000. On March 1, 2000 Fleet BankBoston and Hemagen Diagnostics, Inc, Reagents Applications, Inc. and Hemagen Diagnosticos Commercio Importacao E Exportacao Ltd., the obligors, entered into a Forbearance Agreement. In the March 1, 2000 Agreement, Fleet BankBoston agreed to forebear from making demand upon the obligors and/or otherwise exercise its rights under the loan document upon default until March 31, 2000. This Forbearance Agreement was subsequently extended to April 14, 2000.

                                  SCHEDULE 3(q)

                        LOCATION OF INVENTORY & EQUIPMENT

Hemagen Diagnostics, Inc.
40 Bear Hill Road
Waltham, Massachusetts 02451

Hemagen Diagnostics, Inc.
Virgo Products Division
9033 Red Branch Road
Columbia, Maryland 21045

Hemagen Diagnostics, Inc.
Reagents Applications, Inc.
8225 Mercury Court
San Diego, California 92111

Hemagen Diagnostics, Inc.
c/o Hemagen Diagnosticos Commercio Importacao E Exportacao Ltd.
Rua Tavares Cabral, 185
Sao Paulo - SP - CEP 05423-030, Brazil

Hemagen Diagnostics, Inc.
c/o Dade Behring, Inc.
Building 100
Route 896
Newark, Delaware 19714-6101

                                  SCHEDULE 3(p)
                           LIENS AND TITLE EXCEPTIONS


Secured Party                  Date Filed    File Number            Collateral
--------------------------------------------------------------------------------
                            Hemagen Diagnostics, Inc.
                           Delaware Secretary of State
--------------------------------------------------------------------------------
BankBoston, NA                 8-31-98       9839480*               Blanket Lien
--------------------------------------------------------------------------------
                            Hemagen Diagnostics, Inc.
                             Fulton County, Georgia
--------------------------------------------------------------------------------
BankBoston, NA                 9-3-99        60199917302*           Blanket Lien
--------------------------------------------------------------------------------
                            Hemagen Diagnostics, Inc.
                 Maryland Department of Assessment and Taxation
--------------------------------------------------------------------------------
BankBoston, NA                 10-28-98      39133021*              Blanket Lien
--------------------------------------------------------------------------------
                            Hemagen Diagnostics, Inc.
                        Massachusetts Secretary of State
--------------------------------------------------------------------------------
The  First  National           7-27-95       328246*  Certificate  of Deposit
Bank of Boston                                        Account #1944-65658 and
                                                      1994-65661 including any
                                                      rollovers, cash and pro-
                                                      ceeds including insurance,
                                                      general intangibles and
                                                      accounts proceeds
--------------------------------------------------------------------------------
The  First  National           1-16-96       363205*  Certificate  of Deposit
Bank of Boston                                        Account # 1944-65658 and
                                                      1994-65661  including  any
                                                      rollovers,  cash  and pro-
                                                      ceeds including insurance,
                                                      general  intangibles  and
                                                      accounts proceeds
--------------------------------------------------------------------------------
LaSalle National Bank          8-12-97       489516   Specific lab equipment and
                                                      attachments  and  acces-
                                                      sories. True rental not
                                                      intended as security.
--------------------------------------------------------------------------------
BankBoston, NA                 8-31-98       574833*                Blanket Lien
--------------------------------------------------------------------------------
BankBoston, NA                 8-31-98       574834*                Blanket Lien
--------------------------------------------------------------------------------
Boston  Private  Bank          9-1-98        575048   specific leased equipment
& Trust Company
--------------------------------------------------------------------------------
                            Hemagen Diagnostics, Inc.
                                 Town of Waltham
                           Through Date March 21, 2000
--------------------------------------------------------------------------------
The  First  National           7-27-95       49350*   Certificate  of Deposit
Bank of Boston                                        Account # 1944-65658 and
                                                      1994-65661  including  any
                                                      rollovers, cash and pro-
                                                      ceeds including insurance,
                                                      general   intangibles and
                                                      accounts proceeds
--------------------------------------------------------------------------------
The  First  National           1-17-96       49830*   Certificate  of Deposit
Bank of Boston                                        Account # 1944-65658 and
                                                      1994-65661  including  any
                                                      rollovers, cash and pro-
                                                      ceeds including insurance,
                                                      general   intangibles  and
                                                      accounts proceeds
--------------------------------------------------------------------------------
Boston  Private  Bank & Trust  8-28-98       53144    specific leased equipment
Company
--------------------------------------------------------------------------------
BankBoston, N.A.               9-2-98        53151*                 Blanket Lien
--------------------------------------------------------------------------------
BankBoston, N.A.               9-2-98        53152*                 Blanket Lien
--------------------------------------------------------------------------------
BankBoston, N.A.               9-2-98        53153*                 Blanket Lien
--------------------------------------------------------------------------------
                           Reagents Applications, Inc.
                          California Secretary of State
--------------------------------------------------------------------------------
NEC America, Inc.              2-9-96        9604560110          Specific leased
                                                                    equipment
--------------------------------------------------------------------------------
Safeco Credit Co., Inc.        12-16-97      9735660964          Specific leased
                                                                    equipment
--------------------------------------------------------------------------------
BostonBank, N.A.               8-31-98       9824460126*            Blanket Lien
--------------------------------------------------------------------------------
BankBoston, N.A.               9-3-99        9925161008*            Blanket Lien
--------------------------------------------------------------------------------



--------
* Filed in connection with the Fleet Credit Line.